Exhibit 10.4

AMENDMENT ONE

TO THE

TORCHMARK CORPORATION

SUPPLEMENTARY RETIREMENT PLAN

Pursuant to Section 12.1 of the Torchmark Corporation Supplementary Retirement Plan as restated effective January 1, 1992 (the “Plan”), Torchmark Corporation (the “Company”) hereby amends the Plan, effective March 1, 2006, as follows:

1.	Section 2.1 of the Plan is replaced in its entirety and shall read as follows:

2.1 Actuarial Equivalent shall have the same meaning as in the Qualified Defined Benefit Plan with respect to which the Retirement Income under the Plan is determined, except as may be modified by Section 4.5.

2.	Section 4.1 is replaced in its entirety and shall read as follows:

4.1 Commencement of Retirement Income. No later than December 31, 2006, each Participant must elect one of the following dates for the commencement of Retirement Income from this Plan: the January 8 following his separation from service with the Employer; the January 8 following his 65th birthday; or the January 1 following the second, third, fourth, or fifth anniversary of his separation from service with the Employer. Upon such date and in accordance with Section 4.3, the Employer shall pay the Participant’s Retirement Income from the Employer’s general funds. If a Participant fails to make a timely election, his Retirement Income shall commence on the January 1 following the Participant’s 65th birthday. The form and the amount of the Retirement Income shall be determined as follows.

3.	Section 4.2 is replaced in its entirety and shall read as follows:

4.2 Amount of Retirement Income. The monthly amount of a Participant’s Retirement Income under this Plan shall be equal to the excess of

(a) the amount of the benefit which the Employee would have received from the Qualified Defined Benefit Plan with respect to which the obligation to pay Retirement Income under this Plan is determined had benefits from that plan commenced on the date payment of his Retirement Income commences under this Plan, determined as if the amount of his compensation from the Employer for any year used in determining his benefit under that plan had included any compensation as an Employee with respect to that year deferred under the Torchmark Corporation Deferred Compensation Plan for Directors, Advisory Directors, Directors Emeritus and Officers and any compensation as an Employee with respect to that year in lieu of which stock options were granted and as if the limitations of Code §§401(a)(17) and 415 did not apply to that plan, over

(b) the amount of the benefit which the Employee would have received from the Qualified Defined Benefit Plan with respect to which the obligation to pay Retirement Income under this Plan is determined had benefits from that plan commenced on the date payment of his Retirement Income commences under this Plan, determined as a Single Life Annuity under the Qualified Defined Benefit Plan.

4.	Section 4.3 is replaced in its entirety and shall read as follows:

4.3 Normal Form of Payment of Retirement Income. Unless a participant makes a contrary election pursuant to Section 4.4, payment of Retirement Income under this Plan shall be in the form of a Single Life Annuity.

5.	Section 4.4 is replaced in its entirety and shall read as follows:

4.4 Election of Optional Form of Payment of Retirement Income. In lieu of the form of payment of Retirement Income described in Section 4.3, a Participant may elect to receive Retirement Income in one of the following forms: a lump sum distribution; annual installments of approximate equal value paid over a minimum of two years and a maximum of ten years; or any annuity form available under the Qualified Defined Benefit Plan with respect to which the obligation to pay Retirement Income under this Plan is determined. Such election must be made no later than December 31, 2006. The amount of Retirement Income paid under this Plan in such form shall be the Actuarial Equivalent of the amount of Retirement Income payable under this Plan as a Single Life Annuity commencing on the date selected by the Participant pursuant to Section 4.1. The Participant shall furnish the Administrator of this Plan a copy of his election of an optional form for the payment of retirement benefits under this Plan.

6.	New Section 4.5 is added to the Plan and shall read as follows:

4.5 Limitation on Election. In no event shall an election under Section 4.1 and Section 4.4 be permitted nor shall the default provisions under Section 4.1 and Section 4.3 date be applied if such election or default provision would have the effect of changing the time or form of payment of Retirement Income that the Participant would have otherwise received in 2006 or to cause the payment of Retirement Income to be made during 2006.

7.	New Section 4.6 is added to the Plan and shall read as follows:

4.6 Interest Rate for Actuarial Equivalence. Section 2.1 notwithstanding, Retirement Income that commences to be paid in an optional form beginning on any date from March 1, 2006 through February 28, 2007 shall be determined by applying an interest rate factor of 4.59% in determining actuarial equivalence. Retirement Income that commences to be paid in an optional form after February 28, 2007 shall be the Actuarial Equivalent of the benefit determined pursuant to Section 4.1, using an interest rate equal to the annual rate of interest on 30-year Treasury securities for the second full calendar month preceding the month in which the equivalent actuarial value is being determined.

8.	Article V is deleted in its entirety.

9.	Article VI is deleted in its entirety.

10.	Section 7.1 is replaced in its entirety and shall read as follows:

7.1	Eligibility for Pre-Retirement Death Benefit

7.1.1 A pre-retirement death benefit shall be payable under the Plan in the event of a death of a Participant prior to the commencement of his Retirement Income under this Plan if, on the date of death, the Participant was either:

(a) actively employed by the Employer;

(b) disabled as defined in Section 7.4; or

(c) terminated but would have been eligible for early retirement benefits under the terms of this Plan as in effect prior to this Amendment One.

The death benefit payable under this Section 7.1.1 shall be the larger of:

(1) the lump sum Actuarial Equivalent, as of the day before the death of the Participant, of the accrued Retirement Income under this Plan that would have been payable on the Participant’s 65th birthday (or date of death, if later); or

(2) the lump sum Actuarial Equivalent of the monthly benefit which would have been payable to the Participant’s Spouse under this Plan if (i) in the case of a Participant who dies after the date he would have been eligible for early retirement benefits under the terms of this Plan as in effect prior to this Amendment One, the Participant had retired on the day before his death and elected an immediate annuity payable for his life with a survivor annuity for the life of his Spouse in an amount equal to one-half of the amount payable during the joint lives of the Participant and his Spouse, and (ii) in the case of a Participant who dies before the date he would have attained eligibility for early retirement benefits under the terms of this Plan as in effect prior to this Amendment One, the Participant had separated from service as of the date of his death, survived until the day he would have been eligible for early retirement benefits under the terms of this Plan as in effect prior to this Amendment One, retired on the day after attainment of such eligibility, elected an immediate annuity payable for his life with a survivor annuity for the life of his Spouse in an amount which is equal to one-half of the amount payable during the joint lives of the Participant and his Spouse and died immediately thereafter.

7.1.2 A pre-retirement death benefit shall also be payable under the Plan in the event of the death of a married Participant prior to commencement of his Retirement Income under this Plan if the Participant terminated employment with a nonforfeitable right to retirement benefits under Section 8.1 of this Plan prior to the date he would have attained eligibility for early retirement benefits under the terms of this Plan as in effect prior to this Amendment One. The death benefit payable under this Section 7.1.2 shall be equal to the benefit calculated under paragraph (2) of Section 7.1.1.

11.	Section 7.2 is replaced in its entirety and shall read as follows:

7.2 Form of Payment of Section 7.1.1 Benefit and Person(s) to Whom Paid

(a) The form of payment of the Death Benefit under Section 7.1.1 of this Plan shall be the same as provided in Section 4.3.

(b) If an optional form has been elected pursuant to Section 4.4, the form for the payment of the Death Benefit under Section 7.1.1 shall be the same as the form elected pursuant to Section 4.4.

(c) The payee(s) of the Death Benefit under Section 7.1.1 of this Plan shall be the same as the payee of the Death Benefit under the Qualified Defined Benefit Plan with respect to which Retirement Income under this Plan is determined.

12.	Section 7.3 is replaced in its entirety and shall read as follows:

7.3 Form of Payment of Section 7.1.2 Benefit and Person to Whom Paid. The pre-retirement Death Benefit payable under Section 7.1.2 shall be payable to the Surviving Spouse of the Participant in the form of an Actuarially Equivalent Single Life Annuity commencing on the Participant’s 65th birthday. No benefit shall be payable under Section 7.1.2 unless the Spouse is alive on the Benefit Commencement Date. Notwithstanding the foregoing, if the present value of the Death Benefit payable under Section 7.1.2 is $3,500 or less, such benefit shall be distributed to the Surviving Spouse in a single lump sum as soon as practicable following the Participant’s death.

13.	New Section 7.4 is added to the Plan and shall read as follows:

7.4 Definition of Disability. A Participant shall be considered disabled if the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

14.	Article IX is deleted in its entirety.

15.	Subparagraph (a) of Section 13.6 is replaced in its entirety and shall read as follows:

(a) If the present value of monthly payments of Retirement Income to any person would amount to less than $3,500, the Administrator shall direct the Employer to pay such person the then present value of such Retirement Income in one sum.

16.	New Article XIV is added to the Plan and shall read as follows:

ARTICLE XIV

CODE SECTION 409A PROVISIONS

14.1 Payments to Key Employees. In the event Retirement Income benefits commence on account of separation from service, in no event shall a distribution to a key employee occur before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). For purposes of this Section 14.1, a key employee is an employee defined in Code § 416(i) (without regard to paragraph (5) thereof). All Participants in this Plan shall be deemed to be a key employee for the limited purpose of applying the distribution delay of this Section 14.1.

14.2 General. The Plan shall be administered in compliance with Code § 409A, the regulations issued thereunder and guidance related thereto. The elections under Section 4.1 and Section 4.4 of this Amendment One are intended to comply with the transitional relief provided in Notice 2005-1 and the extension thereof provided in the preamble to the proposed regulations issued under Code § 409A.

Done this the 27th day of April, 2006.

TORCHMARK CORPORATION

By:

Its: